Exhibit (b) (iii) under Form N-1A
                                        Exhibit 3 (ii) under Item 601/Reg. S-K




                                 Amendment No. 2
                                 to the By-Laws
                             of Huntington VA Funds

                      (Effective as of September 21, 2004)


Insert the following as Section 11 of Article VI, Officers, and renumber the existing Section 11 as Section 12.

      Section 11. Powers and Duties of the Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940.